                                                                    EXHIBIT 99.1


                   OFFICE OF THE COMPTROLLER OF THE CURRENCY
                           Washington, D. C.  20219

                                 FORM  10-KSB

   Mark One
     [x] Annual Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended December 31, 2000
                                                                      or
     [_] Transition Report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from _________ to
             _______.

Commission File Number:

                            REPUBLIC NATIONAL BANK
       (Exact name of small business issuer as specified in its charter)


                  United States                                          76-0581832
         (State or other jurisdiction of                              (I.R.S. Employer
         incorporation or organization)                             Identification No.)

        6809 FM 1960 West, Houston, Texas                                  77069
    (Address of principal executive offices)                             (Zip Code)

                                 281-315-1100
                          (Issuer's telephone number)


          Securities registered pursuant to Section 12(b) of the Act:

              Title of each class:                       Name of each exchange on which registered:
              --------------------                       ------------------------------------------
                      NONE                                                  NONE

          Securities registered pursuant to Section 12(g) of the Act:

                                Title of class:
                                ---------------
                         Common Stock, $1.00 par value

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities and Exchange Act of 1934 ("Act") during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

              Yes      X                                            No _________
                   ---------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to Form 10-KSB. [X]

Issuer's revenues for the fiscal year ended December 31, 2000, were:
$14,641,000.

As of March 1, 2001, the aggregate market value of the common stock held by non-affiliates of the issuer was approximately $25,947,000.

The number of shares of common stock of the issuer outstanding as of March 28, 2001, was 1,922,000.

Documents incorporated by reference. Portions of the Bank's Proxy Statement for the 2001 Annual Meeting of Shareholders, which will be filed within 120 days after December 31, 2000, are incorporated by reference into Part III, Items 10-13 of this Form 10-KSB.

     Transitional Small Business Disclosure Format:      Yes _____     No    X
                                                                           -----

         CAUTIONARY STATEMENTS RELATING TO FORWARD-LOOKING STATEMENTS

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the financial condition, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities, benefits from new technology, plans and objectives of management, and other matters. Statements in this document that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934, as amended and Section 27A of the Securities Act of 1933, as amended. Such forward-looking statements include, without limitation, those relating to the future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this document, are necessarily estimates reflecting the best judgment of the senior management of Republic National Bank (the "Bank") and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this document. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

         . changes in interest rates and market prices, which could reduce the Bank's net interest margins, asset valuations and expense expectations;

         . the timing, impact and other uncertainties of the Bank's ability to establish a significant presence in new geographic service areas and capitalize on growth opportunities;

         . the failure of assumptions underlying the establishment of and provisions made to the allowance for loan losses;

         . changes in statutes and government regulations or their interpretations applicable to national banks;

         . the effects of vigorous competition in the markets in which the Bank operates, including the impact on revenues and earnings of competitive changes to existing price structures and underlying interest rates;

         . requirements imposed (or latitude allowed to competitors) by the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, or state regulatory bodies;

         . general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues or greater than expected credit problems among the bank's customer and potential customer base;

         . the ability of the Bank to acquire, operate and maintain cost effective and efficient systems without incurring unexpectedly difficult or expensive but necessary technological changes;

         . the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensations levels; and

         .  adverse changes in debt and capital markets.

The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this document and the other documents incorporated herein by reference. All written and oral forward-looking statements attributable to the Bank are expressly qualified in their entirety by these cautionary statements. The Bank undertakes no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                            REPUBLIC NATIONAL BANK

                         ANNUAL REPORT ON FORM 10-KSB

                     For the year ended December 31, 2000

                               Table of Contents

PART I.

ITEM 1.      BUSINESS.............................................................................   5
-------      --------
ITEM 2.      PROPERTIES...........................................................................  11
-------      ----------
ITEM 3.      LEGAL PROCEEDINGS....................................................................  11
-------      -----------------
ITEM 4.      SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS..................................  11
-------      ---------------------------------------------------

PART II.
--------

ITEM 5.      MARKET FOR COMMON EQUITY AND RELATED  SHAREHOLDER MATTERS............................  12
-------      ---------------------------------------------------------
ITEM 6.      MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
-------      ---------------------------------------------------------------
             RESULTS OF OPERATIONS................................................................  12
             ---------------------
ITEM 7.      FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA..........................................  23
-------      --------------------------------------------
ITEM 8.      CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
-------      ---------------------------------------------------------------
             FINANCIAL DISCLOSURE.................................................................  23
             --------------------

PART III.
---------

ITEM 9.      DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS.........................  24
-------      ------------------------------------------------------------
ITEM 10.     EXECUTIVE COMPENSATION...............................................................  25
--------     ----------------------
ITEM 11.     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.......................  26
--------     --------------------------------------------------------------
ITEM 12.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.......................................  27
--------     ----------------------------------------------

PART IV.
--------

ITEM 13.     EXHIBITS AND REPORTS ON FORM 8-K.....................................................  27
--------     --------------------------------

                                    PART I.

ITEM 1.  BUSINESS

GENERAL

The Bank is a national banking association which began operations on November 13, 1998. The Bank offers a diversified range of commercial and personal banking products and services to small- and medium-sized businesses and consumers located primarily in the Houston metropolitan area. The Bank presently has four
(4) full-service banking offices located in Houston. The bank expects to open a fifth banking office in the third quarter of 2001 in the Highway 290, Beltway 8 area of Northwest Houston. The Bank offers checking accounts, savings accounts, certificates of deposit, bank-by-mail and 24-hour depository facilities, drive-up banking, cashier's checks, travelers checks, savings bonds, consumer loans, commercial loans, commercial payroll accounts, merchant bank card services, cash management services, safe deposit boxes and online banking services. The Bank's business emphasis is to provide personal, responsive and dependable banking services to individuals, professionals and owner-operated businesses. The Bank does not presently offer trust services. Through Star-NET, the Bank's online banking product, customers can view their account information, transfer funds and download information to a personal finance software program. Online bill payment services are also available for an additional fee. At December 31, 2000, the Bank had total assets of $211.3 million, total loans of $183.6 million, total deposits of $190.1 million and shareholders' equity of $20.6 million.


EMPLOYEES AND EMPLOYMENT RELATIONS

As of December 31, 2000, the Bank had 66 full-time equivalent employees, 29 of whom were officers. The Bank provides medical insurance and other benefits to full-time employees and considers relations with employees to be excellent. The Bank's employees are not represented by any collective bargaining group.


COMPETITION

The banking business is highly competitive and the Bank's profitability depends primarily on the Bank's ability to compete in its chosen markets. The Bank competes with other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms, asset-based non-bank lenders and certain other nonfinancial entities, including retail stores which may maintain their own credit programs and certain governmental organizations which may offer more favorable financing than the Bank can. Many of the Bank's competitors have greater financial strength, marketing capability and name recognition than it does, and operate on a statewide, regional or nationwide basis. In addition, recent developments in technology and mass marketing have permitted larger companies to market loans and other products and services more aggressively to small business customers. Such advantages may enable competitors to realize greater economies of scale and operating efficiencies than can the Bank. Further, some nonbank competitors are not subject to the same extensive regulations that govern the Bank. Various legislative acts in recent years have led to increased competition among financial institutions and competition from both financial and nonfinancial institutions is expected to continue.

Many of the competing banks and other financial institutions have capital resources and legal loan limits substantially in excess of those that will be maintained by the Bank and operate on a statewide or nationwide basis. Such institutions can perform certain functions for their customers, including trust, securities brokerage and international banking services, which the Bank does not offer directly. Although the Bank may offer these services through correspondent banks or others in the future, the inability to provide such services directly may be a competitive disadvantage.

The Bank considers its principal competition in the commercial banking business to be those banks and other financial institutions with offices in its current market areas. However, under the Gramm-Leach-Bliley Act, effective March 11, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. These financial holding companies will be able to offer banking, insurance and securities brokerage products and services to their customers. The Gramm-Leach-Bliley Act may significantly change the competitive environment in which the Bank operates.

The Bank seeks to provide a high level of personalized banking service to professionals and owner-operated businesses by emphasizing quick and flexible responses to customer demands. It relies heavily on the efforts of its officers, directors and shareholders for the solicitation and referral of potential customers and management expects this to continue for the foreseeable future.

In order to compete successfully, the Bank must identify, attract and retain qualified management and staff. Although management believes that, despite the current competition for skilled banking personnel, a sufficient number of individuals with adequate experience are available, there is no assurance that the Bank will be able to attract and retain qualified management and staff.


SUPERVISION AND REGULATION

As a national bank, the Bank is principally supervised, examined and regulated by the Office of the Comptroller of the Currency (the "OCC"). Because the Bank is a member of the Federal Reserve System and its deposits are insured by the FDIC, it is also subject to regulation pursuant to the Federal Reserve Act and the Federal Deposit Insurance Act. The aspects of the Bank's business which are regulated under federal law include security requirements, reserve requirements, investments, transactions with affiliates, amounts that may be lent to a single customer, business activities in which the Bank may engage and minimum capital requirements. The Bank is also subject to applicable provisions of Texas law insofar as they do not conflict with and are not preempted by federal law, including laws relating to usury, various consumer and commercial loans and the operation of branch banks. Such supervision and regulation is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, and not for the protection of the Bank's shareholders or creditors.

The following discussion summarizes some of the laws to which the Bank is subject. References herein to applicable statutes and regulations are brief summaries thereof, do not purport to be complete, and are qualified in their entirety by reference to such statutes and regulations.


BRANCHING

The establishment of a branch must be approved by the OCC, which considers a number of factors, including financial history, capital adequacy, earnings prospects, character of management, needs of the community and consistency with corporate powers.


RESTRICTIONS ON TRANSACTIONS WITH AFFILIATES AND INSIDERS

Transactions between the Bank and any non-banking affiliates are subject to
Section 23A of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by, or is under common control with the bank. In general, Section 23A imposes limits on the amount of such transactions, and also requires certain levels of collateral for loans to affiliated parties.

Affiliate transactions are also subject to Section 23B of the Federal Reserve Act which generally requires that certain transactions between the Bank and its affiliates be on terms substantially the same, or at least as favorable to the Bank, as those prevailing at the time for comparable transactions with or involving other nonaffiliated persons.

The restrictions on loans to directors, executive officers, principal shareholders and their related interests (collectively referred to herein as "insiders") contained in the Federal Reserve Act and Regulation O apply to all insured depository institutions and their subsidiaries. These restrictions include limits on loans to one borrower and conditions that must be met before such a loan can be made. There is also an aggregate limitation on all loans to insiders and their related interests. These loans cannot exceed the institution's total unimpaired capital and surplus, and the OCC may determine that a lesser amount is appropriate. Insiders are subject to enforcement actions for knowingly accepting loans in violation of applicable restrictions.


CAPITAL ADEQUACY REQUIREMENTS

The OCC has adopted regulations establishing minimum requirements for the capital adequacy of national banks. The OCC's regulations require national banks to have and maintain a "Tier 1 capital" ratio of at least 4.0% and a "total risk-based capital" ratio of at least 8.0% of total risk-adjusted assets. Total risk-based capital represents the sum of Tier 1 capital and Tier 2 capital, as those terms are defined in the regulations. At December 31, 2000, the Bank's Tier 1 capital ratio was 11.0% and its total capital ratio was 12.0%.

The OCC also requires national banks to meet a minimum "leverage ratio" of Tier 1 capital to total assets of not less than 4.0%, except in the case of banks that are not anticipating or experiencing significant growth and are highly rated (i.e., has a composite rating of 1 on a scale of 1 to 5) for which the requirement is 3.0%. The FDIC requires that newly chartered banks, such as the Bank, maintain a leverage ratio of at least 8.0% for the first three years of operation. At December 31, 2000, the Bank's leverage ratio was 9.7%.


CORRECTIVE MEASURES FOR CAPITAL DEFICIENCIES

The prompt corrective action regulations, which were promulgated to implement certain provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), also effectively impose capital requirements on national banks by subjecting banks with less capital to increasingly stringent supervisory actions. For purposes of the prompt corrective action regulations, a bank is "undercapitalized" if it has a total risk-based capital ratio of less than 8.0%; a Tier 1 risk-based capital ratio of less than 4.0%; or a leverage ratio of less than 4.0% (or less than 3.0% if the bank has received a composite rating of 1 in its most recent examination report and is not experiencing significant growth). A bank is "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or higher; a Tier 1 risk-based capital ratio of 4.0% or higher; a leverage ratio of 4.0% or higher (3.0% or higher if the bank was rated a composite 1 in its most recent examination report and is not experiencing significant growth); and does not meet the criteria for a "well capitalized" bank. A bank is "well capitalized" if it has a total risk-based capital ratio of 10.0% or higher; a Tier 1 risk-based capital ratio of 6.0% or higher; a leverage ratio of 5.0% or higher; and is not subject to any written requirement to meet and maintain any higher capital level(s). At December 31, 2000 the Bank's capital ratios were within the regulatory guidelines for a "well capitalized" bank, however, there is no assurance that the Bank can maintain its capital ratios at any particular level.

Under the provisions of FDICIA and the prompt corrective action regulations, for example, an "undercapitalized" bank is subject to a limit on the interest it may pay on deposits. Also, an undercapitalized bank cannot make any capital distribution, including paying a dividend (with some exceptions), or pay any management fee (other than compensation to an individual in his or her capacity as an officer or employee of the bank). Such a bank also must submit a capital restoration plan to the OCC for approval, restrict total asset growth and obtain regulatory approval prior to making any acquisition, opening any new branch office or engaging in any new line of business. An undercapitalized bank may also be subject to other, discretionary, regulatory actions. Additional mandatory and discretionary regulatory actions apply to "significantly undercapitalized" and "critically undercapitalized" banks. Failure of a bank to maintain the required capital could result in such bank being declared insolvent and closed.

DEPOSIT INSURANCE ASSESSMENTS

The Bank's deposits are insured by the FDIC through the Bank Insurance Fund ("BIF") to the extent provided by law and the Bank must pay assessments to the FDIC for such deposit insurance protection. The FDIC has implemented a risk-based assessment system under which FDIC-insured depository institutions pay annual premiums at rates based on their risk classification. A bank's risk classification is based on its capital levels and the level of supervisory concern the bank poses to the regulators. Institutions assigned to higher risk classifications (that is, institutions that pose a greater risk of loss to their respective deposit insurance funds) pay assessments of higher rates than institutions that pose a lower risk. In addition, the FDIC can impose special assessments in certain instances. A decrease in the Bank's capital ratios or the occurrence of events that have an adverse effect on the Bank's asset quality, management, earnings or liquidity could result in a substantial increase in deposit insurance premiums paid by the Bank, which would adversely affect the Bank's earnings. The current range of BIF assessments is between 0.0% and 0.27% of deposits.

Since the BIF is currently fully funded, most banks insured by the BIF, including the Bank, are currently not paying premiums to the FDIC. However, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 requires, among other things, that banks insured under the BIF pay a portion of the interest due on bonds that were issued to help shore up the ailing Federal Savings and Loan Insurance Corporation in 1987. The BIF rate was required to equal one-fifth of the Savings Association Insurance Fund ("SAIF") rate through year-end 1999. Thereafter, the BIF and SAIF payers will be assessed pro rata for the bond obligations. With respect to the assessment of the bond obligations, the BIF rate was .00202% of deposits for the fourth quarter of 2000 and .00196% of deposits for the first quarter of 2001.


RESTRICTIONS ON DISTRIBUTION OF BANK DIVIDENDS AND ASSETS

Capital adequacy requirements serve to limit the amount of dividends that may be paid by the Bank. Until capital surplus equals or exceeds capital stock, a national bank must transfer to surplus 10.0% of its net income for the preceding four quarters in the case of an annual dividend or 10.0% of its net income for the preceding two quarters in the case of a quarterly or semiannual dividend. At December 31, 2000, the Bank's capital surplus exceeded its capital stock. Without prior approval, a national bank may not declare a dividend if the total amount of all dividends declared by the bank in any calendar year exceeds the total of the bank's retained net income for the current year and retained net income for the preceding two years. Under federal law, the Bank cannot pay a dividend if, after paying the dividend, the Bank will be "undercapitalized." The OCC may declare a dividend payment to be unsafe and unsound even though the Bank would continue to meet its capital requirements after the dividend.

EXAMINATIONS

The OCC periodically examines and evaluates insured banks. Based upon such an evaluation, the OCC may revalue the assets of the institution and require that it establish specific reserves to compensate for the difference between the OCC-determined value and the book value of such assets. In addition to these regular exams, each national bank is required to furnish quarterly and annual reports to the OCC. The OCC may exercise cease and desist or other supervisory powers over a national bank if its actions represent unsafe or unsound practices or violations of law. Further, any proposed addition of any individual to the Board of Directors of a bank or the employment of any individual as a senior executive officer of a bank, or the change in responsibility of such an officer, will be subject to 90 days prior written notice to the OCC if the bank is not in compliance with the applicable minimum capital requirements, is otherwise a troubled institution or the OCC determines that such prior notice is appropriate for the bank. The OCC then has the opportunity to disapprove any such appointment. Although the Bank is subject to extensive regulation, supervision and examination, such activities do not eliminate and may not lessen the investment risk to owners of the Bank's common stock and may increase the Bank's cost of doing business.

CHANGE IN CONTROL

The Change in Bank Control Act and regulations promulgated by the OCC require that, depending on the particular circumstances, notice must be furnished to the OCC and not disapproved prior to any person or group of persons acquiring "control" of a national bank, subject to exemptions for certain transactions. Control is conclusively presumed to exist if a person acquires the power to vote, directly or indirectly, 25.0% or more of any class of voting securities of the bank. In addition, the term includes the power to direct the management and policies of the bank. Control is rebuttably presumed to exist if a person acquires 10.0% or more but less than 25.0% of any class of voting securities and either the bank has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended, or no other person will own a greater percentage of that class of voting securities immediately after the transactions. The regulations provide a procedure for challenge of the rebuttable control presumption.


FINANCIAL MODERNIZATION

Under the Gramm-Leach-Bliley Act, a national bank may establish a financial subsidiary and engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development, real estate investment, annuity issuance and merchant banking activities. To do so, a bank must be well capitalized, well managed and have a CRA rating of satisfactory or better. National banks with financial subsidiaries must remain well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the subsidiary or subsidiaries that are financial in nature. In addition, a bank may not acquire a company that is engaged in activities that are financial in nature unless the bank has a CRA rating of satisfactory or better.


COMMUNITY REINVESTMENT ACT

The CRA and the regulations issued thereunder are intended to encourage banks to help meet the credit needs of their service area, including low and moderate-income neighborhoods, consistent with the safe and sound operations of the banks. These regulations also provide for regulatory assessment of a bank's record in meeting the needs of its service area when considering applications to establish branches, merger applications and applications to acquire the assets and assume the liabilities of another bank. FIRREA requires federal banking agencies to make public a rating of a bank's performance under the CRA.


CONSUMER LAWS AND REGULATIONS

In addition to the laws and regulations discussed herein, the Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to such customers. The Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.

INSTABILITY OF REGULATORY STRUCTURE

Various legislation, such as the Gramm-Leach-Bliley Act which expanded the powers of banking institutions and bank holding companies, and proposals to overhaul the bank regulatory system and limit the investments that a depository institution may make with insured funds, is from time to time introduced in Congress. Such legislation may change banking statutes and the environment in which the Bank operates in substantial and unpredictable ways. The Bank cannot determine the ultimate effect that the Gramm-Leach-Bliley Act, any other potential legislation, if enacted, or implementation of regulations with respect to either the Gramm-Leach-Bliley Act or any other potential litigation would have upon its financial condition or results of operations.


EXPANDING ENFORCEMENT AUTHORITY

One of the major additional burdens imposed on the banking industry by FDICIA is the increased ability of banking regulators to monitor the activities of banks and their holding companies. In addition, the Federal Reserve and FDIC are possessed of extensive authority to police unsafe or unsound practices and violations of applicable laws and regulations by depository institutions and their holding companies. For example, the FDIC may terminate the deposit insurance of any institution which it determines has engaged in an unsafe or unsound practice. The agencies can also assess civil money penalties, issue cease and desist or removal orders, seek injunctions, and publicly disclose such actions. FDICIA, FIRREA and other laws have expanded the agencies' authority in recent years, and the agencies have not yet fully tested the limits of their powers.


MONETARY POLICY

The monetary policies of regulatory authorities, including the Federal Reserve, have a significant effect on the operating results of banks and bank holding companies. The Federal Reserve supervises and regulates the national supply of bank credit. Among the means available to the Federal Reserve to regulate the supply of bank credit are open market purchases and sales of U.S. government securities, changes in the discount rate on borrowings from the Federal Reserve System and changes in reserve requirements with respect to deposits. These activities are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits on a national basis, and their use may affect interest rates charged on loans or paid for deposits.

Federal Reserve monetary policies and the fiscal policies of the federal government have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The Bank cannot predict the nature of future monetary and fiscal policies and the effect of such policies on its future business and earnings.

ITEM 2.  PROPERTIES

FACILITIES

The Bank currently operates from the following four banking office locations in Houston, Texas, all of which are leased:

     The Champions office is located at 6809 FM 1960 West, where the Bank leases approximately 7,000 square feet in a newly constructed building. This office includes a five-lane drive-in facility attached to the building. The remaining term of the building and land lease is for eight years at approximately $18,159 per month, plus a pro rata share of taxes.

     The Cypress Station office is located at 1055 FM 1960 West, where the Bank leases approximately 5,000 square feet in a newly constructed building. This office includes a four-lane drive-in facility. The remaining term of the lease is for thirteen years at approximately $15,980 per month, plus operating expenses.

     The River Oaks office is located at 4200 Westheimer Road, where the Bank leases approximately 7,000 square feet. This office has a four lane drive-in facility. The remaining term of the lease is for eight years at approximately $13,290 per month.

     The Memorial office is located at 10301-A Katy Freeway, where the Bank leases approximately 6,800 square feet, which includes a three lane drive-in facility. This office opened for business on February 22, 2000. The term of the lease is for four years at approximately $13,940 per month.

In addition, on May 19, 2000, the Bank acquired a 1.436 acre tract of land at the intersection of U.S. Hwy 290 at Windfern Road in Northwest Houston. The Bank is constructing a 10,000 square foot office building which will include a banking facility and office space to house most of the Bank's accounting and operations staff. This office is expected to open during the third quarter of 2001.

The following table sets forth specific information on the Bank's offices, each of which offers full banking operations provided by a full complement of lobby staff (including tellers, new account representatives, and lending professionals on site) and safe-deposit boxes, an automated teller machine, and drive-through banking services:

                               Size in Square Feet                                                      Deposits at
Banking Office                    (Approximate)                  Location                            December 31, 2000
----------------------         --------------------              --------------------------        -----------------------
Champions                             7,000                      6809 FM 1960 West                 $            76,151,000
Cypress Station                       5,000                      1055 FM 1960 West                              30,393,000
River Oaks                            7,000                      4200 Westheimer Road                           55,859,000
Memorial                              6,800                      10301-A Katy Freeway                           27,694,000


ITEM 3.  LEGAL PROCEEDINGS

The Bank is involved in routine legal proceedings from time to time in the normal course of business. Management does not believe that there is any pending or threatened proceeding against the Bank which, if determined adversely, would have a material effect on the Bank's business, financial condition or results of operations.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matters were submitted to a vote of the Bank's security holders during the fourth quarter of 2000.

                                   PART II.


ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Although the Bank's common stock is freely transferable, there is no public trading market for the shares of common stock of the Bank and it is unlikely that an active market will develop for the common stock in the foreseeable future. The Bank has no present plans for listing its common stock on a national or regional securities exchange or with the National Association of Securities Dealers Automated Quotations System. Trades in shares of the Bank's stock are often privately negotiated between the buyer and the seller; and the Bank does not know the prices at which some or all of such transactions took place. In March 2000, the Bank sold 720,000 shares of common stock at $12.50 per share. As of March 1, 2001, there were 1,922,000 shares outstanding and 595 shareholders of record.

The Bank has not declared or paid any cash dividends since inception. See "Business-Supervision and Regulation-Restrictions on Distribution of Bank Dividends and Assets" for a description of regulatory restrictions that limit the ability to pay dividends on common equity.



ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management's Discussion and Analysis of Financial Condition and Results of Operations of the Bank analyzes the major elements of the Bank's balance sheets and statements of operations. This section should be read in conjunction with the Bank's financial statements and accompanying notes and other detailed information appearing elsewhere in this document.


                For the years ended December 31, 2000 and 1999


OVERVIEW

During the year ended December 31, 2000, the Bank reached and surpassed the breakeven point in its day-to-day operations. At December 31, 2000, the net interest margin and the net interest rate spread were 5.7% and 4.2%, respectively.

For the year ended December 31, 2000, the Bank produced net income of $706,000, diluted earnings per share of $0.40, and a return on average equity of 4.0% compared with a net loss of $755,000, diluted loss per share of $(0.63) and a return on average equity of (6.7%) for the year ended December 31, 1999.

At December 31, 2000, the Bank had total assets of $211.3 million, total loans of $183.6 million, total deposits of $190.1 million and shareholders' equity of $20.6 million. At December 31, 1999, the Bank had total assets of $110.6 million, total loans of $71.6 million, total deposits of $99.5 million and shareholders' equity of $10.9 million. The amounts at December 31, 2000 reflect an increase of $110.7 million or 91.0% in assets, $112.0 million or 156.4% in loans, $90.6 million or 91.1% in deposits and $9.7 million or 89.0% in shareholders' equity compared with the amounts at December 31, 1999. Since the Bank's opening on November 13, 1998, the Bank's assets, deposits and loans have each increased during each quarter of operation. The Bank incurred losses during the start-up period and became profitable during the third quarter of 2000.

RESULTS OF OPERATIONS

Net interest income

Net interest income represents the amount by which interest income on interest-earning assets, including investment securities and loans, exceeds interest expense incurred on interest-bearing liabilities, including deposits and other borrowed funds. Net interest income is the principal source of the Bank's income. Interest rate fluctuations, as well as changes in the amount and type of earning assets and liabilities, combine to affect net interest income.

Net interest income was $8.3 million for the year ended December 31, 2000 as compared to $2.8 million for the year ended December 31, 1999. This represents an increase of $5.5 million or 196.4%. An increase in the average earning asset base of $92.4 million and an increase in the net interest margin of 0.3% primarily account for the difference. Strong growth continued in all aspects of the Bank's lending and deposit-gathering efforts throughout the year.

The Bank's deposits grew from $99.5 million at December 31, 1999 to $190.1 million at December 31, 2000, an increase of $90.6 million or 91.1%. Growth in noninterest-bearing deposits accounted for $22.7 million or 25.2% of the increase. The growth of noninterest-bearing deposits helped the Bank maintain a strong differential between the net interest margin and net interest spread attained. For the years ended December 31, 2000 and 1999, the Bank posted a net interest margin of 5.68% and 5.35%, respectively.

The following table presents, for the years ended December 31, 2000 and 1999, the total dollar amount of average balances, interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Average balances are derived from average daily balances and the yields and costs are established by dividing income or expense by the average balance or liability. At December 31, 2000 and 1999, the Bank had extended no loans for which the interest thereon was exempt from taxation, had made no investments in tax-exempt portfolio securities and had no loans which were on a nonaccrual basis.


                                                                                   Years ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
                                                          2000                                     1999
---------------------------------------------------------------------------------------------------------------------------------
                                         Average                     Average       Average                     Average
                                        outstanding      Interest     yield/     outstanding      Interest      yield/
                                         balance      income/expense   rate        balance     income/expense    rate
---------------------------------------------------------------------------------------------------------------------------------
Assets:                                                               (Dollars in thousands)
Interest-earning assets
  Loans
     Commercial                          $ 53,305        $ 5,264       9.88%        $14,542         $1,255       8.63%
     Real estate                           66,484          6,622       9.96          19,835          1,861       9.38
     Individual                            10,364          1,008       9.73           3,732            331       8.87
---------------------------------------------------------------------------------------------------------------------------------
     Total loans                          130,153         12,894       9.91          38,109          3,447       9.05
---------------------------------------------------------------------------------------------------------------------------------
  Investment securities                     4,430            280       6.33           1,998            113       5.66
  Time deposits                             1,095             71       6.49              32              1       3.13
  Federal funds sold                        9,989            641       6.42          13,103            659       5.03
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing assets            $145,667        $13,886       9.53%        $53,242         $4,220       7.93%
---------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks                     8,020                                     3,865
Premises and equipment                      5,185                                     2,303
Other assets                                4,585                                     1,049
Allowance for loan losses                  (1,273)                                     (358)
---------------------------------------------------------------------------------------------------------------------------------
     Total assets                        $162,184                                   $60,101
---------------------------------------------------------------------------------------------------------------------------------
Liabilities:
Interest-bearing liabilities
  Savings                                $    777        $    15       1.93%        $   296         $    6       2.03%
  Money market checking and savings        57,342          2,749       4.79          23,297            888       3.81
  Time deposits                            45,478          2,803       6.16          10,168            479       4.71
---------------------------------------------------------------------------------------------------------------------------------
  Total savings and time deposits        $103,597        $ 5,567       5.37%        $33,761         $1,373       4.07%
---------------------------------------------------------------------------------------------------------------------------------
Repurchase agreements and other
  borrowed funds                              642             43       6.70
---------------------------------------------------------------------------------------------------------------------------------
  Total interest-bearing liabilities     $104,239        $ 5,610       5.38%        $33,761         $1,373       4.07%
---------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities:
  Demand deposits                          37,388                                    13,854
  Other liabilities                         2,772                                     1,255
---------------------------------------------------------------------------------------------------------------------------------
  Total Liabilities                       144,399                                    48,870
---------------------------------------------------------------------------------------------------------------------------------
Shareholders' equity                       17,785                                    11,231
---------------------------------------------------------------------------------------------------------------------------------
  Total liabilities and equity           $162,184                                   $60,101
=================================================================================================================================
Net interest income                                      $ 8,276                                    $2,847
=================================================================================================================================
Net yield on interest-earning assets                                   5.68%                                     5.35%
=================================================================================================================================

The following table presents the effects of changes in volume, rate and rate/volume on interest income and interest expense for the major categories of interest-earning assets and interest-bearing liabilities. The allocation of the rate/volume variance has been made pro rata on the percentage that volume and rate variances produce in each category.

                                                                   Year ended December 31, 2000 compared with 1999
---------------------------------------------------------------------------------------------------------------------------------
                                                            Increase (decrease)
                                                              due to change in
                                                       -------------------------------
                                                          Volume               Rate               Rate/Volume          Net Change
----------------------------------------------------------------------------------------------------------------------------------
Interest income                                                                  (Dollars in thousands)
  Loans
    Commercial                                            $3,350             $   182               $    477                $4,009
    Real estate                                            4,375                 115                    271                 4,761
    Individual                                               588                  32                     56                   676
----------------------------------------------------------------------------------------------------------------------------------
    Total loans                                            8,313                 329                    804                 9,446
----------------------------------------------------------------------------------------------------------------------------------
  Investment securities                                      137                  14                     17                   168
  Time deposits                                               42                   1                     27                    70
  Federal funds sold                                        (157)                182                    (43)                  (18)
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-earning assets                          8,335                 526                    805                 9,666
----------------------------------------------------------------------------------------------------------------------------------
Interest expense
  Savings                                                      9                   -                      -                     9
  Money market checking and savings                        1,253                 252                    356                 1,861
  Time deposits                                            1,663                 147                    514                 2,324
----------------------------------------------------------------------------------------------------------------------------------
    Total savings and time deposits                        2,925                 399                    870                 4,194
----------------------------------------------------------------------------------------------------------------------------------
  Repurchase agreements and other borrowed funds              43                   -                      -                    43
----------------------------------------------------------------------------------------------------------------------------------
    Total interest-bearing liabilities                     2,968                 399                    870                 4,237
----------------------------------------------------------------------------------------------------------------------------------
Change in net interest income                             $5,367             $   127               $    (65)               $5,429
==================================================================================================================================


Provision for loan losses

The provision for loan losses is established through charges to income in the form of a provision to bring the total allowance for loan losses to a level deemed appropriate by management based on the factors discussed below under "Allowance for loan losses." The Bank has agreed with the OCC to maintain the allowance for loan losses at a level of at least 1.0% of loans. Management believes the allowance for loan losses is adequarte to cover losses inherent in the loan portfolio at December 31, 2000. Accordingly, due to the increase in the loan portfolio, a provision of $1,204,000 and $637,000 was taken for the years ended December 31, 2000 and 1999, respectively.


Noninterest income

Noninterest income is an important source of revenue for financial institutions. The Bank's primary source of noninterest income is service charges on deposit accounts and other banking service-related fees. Noninterest income during the years ended December 31, 2000 and 1999 was $755,000 and $300,000, respectively, an increase of $455,000 or 151.7%. The increase is primarily due to growth in the number of customers and services rendered. Noninterest income as a percent of total income, after provision for loan losses, was 5.6% and 7.7% for the years ended December 31, 2000 and 1999, respectively.

The maintenance of prudent policies to achieve a significant level of fee income is a continuing goal for the Bank. The Bank received commissions on real estate transactions during the first and fourth quarters of 1999 that were a result of negotiations for the Bank's Champions, Cypress Station and River Oaks offices. Management does not expect to have such nonrecurring income sources in the foreseeable future.


Noninterest expense

Generally, noninterest expense is composed of all costs associated with operating the Bank's business facilities, obtaining and retaining banking customer relationships and providing bank services. Major components of noninterest expense typically include: (1) employee salaries and benefits, (2) occupancy-related charges to income (including depreciation of furniture, fixtures, and equipment), (3) data processing fees and technology-related costs, and (4) all other products used and fees incurred. Due to organizational costs and startup expenses related to the opening of the Cypress Station and River Oaks offices, the Bank has experienced elevated levels of noninterest expense since opening for business.

The following table presents for the periods indicated the major categories of noninterest expense:

                                                                               Years ended December 31,
              ----------------------------------------------------------------------------------------------
                                                                            2000                     1999
              ----------------------------------------------------------------------------------------------
                                                                                (Dollars in thousands)
               Employee compensation and benefits                           $3,697                   $2,134
               Net occupancy expenses                                        1,055                      611
               Data processing equipment and technology                        156                       99
               Data service bureau                                             299                      155
               Other expenses                                                1,550                      650
              ----------------------------------------------------------------------------------------------
                     Total noninterest expense                              $6,757                   $3,649
              ==============================================================================================


Employee compensation and benefits expenses reflect growth in the Bank's management and staff from 47 full-time-equivalent employees as of December 31, 1999 to 66 full-time equivalent employees as of December 31, 2000. This increase is entirely attributable to staff hired to accommodate growth in all aspects of the Bank's operations. Management expects to continue to add personnel during 2001 due to the opening of the Highway 290 office and increased personnel needs at the other offices as both lobby and support functions grow.

Non-staff expenses also reflect the Bank's growth during 2000 and 1999, and are particularly influenced by the number of banking offices opened and the services provided. In June 1999, the Champions office vacated two modular facilities that had been used since inception and commenced operating in its permanent banking facility. The River Oaks office opened for business in its permanent facility on July 8, 1999 and a permanent banking office for the Cypress Station location was available on November 1, 1999. Thus, occupancy costs increased throughout the year primarily due to the purchase of furniture, fixtures, and equipment for these facilities and the expansion of the Bank's computers, data systems and telephone technology. The Memorial office opened in February 2000 which added to occupancy costs. With four facilities operative and with the completion of the fifth facility expected during the third quarter of 2001, management expects the Bank may incur significant start-up costs in connection with the new fifth facility.

FINANCIAL CONDITION

Total assets steadily increased to $211.3 million at December 31, 2000, up $100.9 million or 91.0% from $110.6 million at December 31, 1999. Net loan growth was even stronger than the growth in total assets. Loans of $183.6 million at December 31, 2000 represented a growth of 156.2% over the $71.6 million in loans at December 31, 1999.


Loan portfolio

The Bank's primary lending focus is on commercial loans and owner-occupied real estate loans to local businesses. Typically, the Bank's customers have financing requirements between $100,000 and $500,000. The Bank makes commercial loans primarily to small- and medium-sized businesses and to professionals. The Bank offers a variety of commercial loan products including revolving lines of credit, letters of credit, working capital loans and loans to finance accounts receivable, inventory and equipment. Many of the Bank's commercial loans have floating rates, are for varying terms (generally not exceeding three years), are personally guaranteed by the business owner and are secured by accounts receivable, inventory and/or other business assets. In addition to commercial loans secured solely by non-real estate business assets, the Bank makes commercial loans that are secured by owner-occupied real estate, as well as other business assets. The Bank's commercial mortgage loans are secured by first liens on real estate, typically have floating interest rates and amortize over a 15 year period with balloon payments due at the end of three years.

In underwriting commercial real property loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, location and physical condition. The underwriting analysis also includes credit checks, appraisals and a review of the borrower's financial condition. The Bank makes loans to finance the construction of residential and, to a lesser extent, nonresidential properties. Construction loans generally are secured by first liens on real estate and have floating interest rates. The Bank conducts periodic inspections, either directly or through an architect or other agent, prior to approval of periodic draws on these loans. Underwriting guidelines similar to those described above with respect to commercial real property are also used in the Bank's construction lending activities. The Bank also makes automobile, boat, home improvement and other loans to consumers, primarily those who have other deposit or loan relationships with the Bank.


The following table summarizes the Bank's loan portfolio by type of loan as of December 31, 2000, 1999 and 1998:

                                   2000                               1999                               1998
-------------------------------------------------------------------------------------------------------------------------
                         Amount            Percent          Amount           Percent           Amount            Percent
-------------------------------------------------------------------------------------------------------------------------
                                                             (Dollars in thousands)
Commercial              $ 76,872            41.9%           $27,472             38.3%           $4,954             62.8%
Real estate               91,720            50.0%            37,322             52.1%            1,937             24.5%
Individual                13,762             7.5%             6,434              9.0%              517              6.5%
Other                      1,205             0.6%               405              0.6%              487              6.2%
-------------------------------------------------------------------------------------------------------------------------
Total loans             $183,559           100.0%           $71,633            100.0%           $7,895            100.0%
=========================================================================================================================


The increase in total loans from $71.6 million at December 31, 1999 to $183.6 million at December 31, 2000 was primarily due to an increase in the number of banking locations and the addition of loan officers.

Nonperforming assets

The Bank has several procedures in place to assist it in maintaining the overall quality of its loan portfolio. The Bank has established underwriting guidelines to be followed by its officers, and, when applicable, will also monitor delinquency levels for any negative or adverse trends. The Bank's loan review procedures include approval of lending policies and underwriting guidelines by the Board of Directors, annual independent loan review, approval of large credit relationships by the Bank's loan committee and loan quality documentation procedures. There can be no assurance, however, that the Bank's loan portfolio will not become subject to increasing pressures from deteriorating borrower credit due to general economic conditions.

A loan is placed on nonaccrual status when the loan reaches a past due status of at least 90 days or the loan officer believes the loan may be partially uncollectible. At December 31, 2000 and 1999, the Bank had no nonaccrual loans or no accruing loans contractually past due 90 days or more. At December 31, 2000, the Bank had one restructured loan in the amount of $235,000 compared with no restructured loans at December 31, 1999.


Allowance for loan losses

The allowance for loan losses is a reserve established through charges to earnings in the form of a provision for loan losses. Management has established a provision for loan losses which it believes is adequate for estimated losses in the Bank's loan portfolio. The Bank follows a loan review program to evaluate the credit risk in the loan portfolio. Through the loan review process, the Bank maintains an internally classified loan watch list which, along with a delinquency list of loans, helps management assess the overall quality of the loan portfolio and the adequacy of the reserve for loan losses. In making its evaluation, management considers factors such as growth in the loan portfolio, the diversification by industry of the Bank's commercial loan portfolio, the effect of changes in the local real estate market on collateral values, the effects on the loan portfolio of current economic indicators and their probable impact on borrowers, the amount of charge-offs for the period, the amount of nonperforming loans and related collateral security and the evaluation of its loan portfolio by the loan review function. Charge-offs occur when a loan is deemed to be uncollectible.

The allowance for loan losses at December 31, 2000 was $1.8 million compared with $716,000 at December 31, 1999. Each of the foregoing amounts constitutes 1.0% of loans outstanding at the respective reporting dates. Management and the directors of the Bank committed to regulators during the Bank's charter application process that the Bank will maintain, for the foreseeable future, a reserve amount of at least 1.0% of loans outstanding as a safeguard against the possibility of losses derived from the Bank's loan portfolio. As of December 31, 2000, $673,000 of loans had been classified as "substandard". Loans classified as substandard are those loans with clear and defined weaknesses such as a highly-leveraged position, unfavorable financial ratios, uncertain repayment sources, or poor financial condition, any or all of which may jeopardize recoverability of the debt.

The following table presents an analysis of the allowance for loan losses and other related data for the years ended December 31, 2000 and 1999:


                                         Years ended December 31,
          -------------------------------------------------------
                                           2000            1999
          -------------------------------------------------------
                                          (Dollars in thousands)

          Balance, beginning of year      $  716           $  79
          Provision for loan losses        1,204             637
          Loans charged off                  (84)              -
          Recoveries                           -               -
          Net (charge offs) recoveries       (84)              -
          -------------------------------------------------------
          Balance, end of year            $1,836           $ 716
          =======================================================

The following table describes the allocation of the allowance for loan losses among various categories of loans and provides certain other information for the dates indicated. The allocation is made for analytical purposes and is not necessarily indicative of the categories in which future losses may occur. The total allowance is available to absorb losses from loans.

                                                                                               December 31,
     --------------------------------------------------------------------------------------------------------------------
                                                                                  2000             1999             1998
     --------------------------------------------------------------------------------------------------------------------
                                                                                         (Dollars in thousands)
     Balance of allowance for loan losses applicable to:
       Commercial and industrial                                                 $  750           $ 301            $   30
       Real Estate                                                                  739             299                25
       Individual                                                                    94              60                 -
       Unallocated                                                                  253              56                24
     --------------------------------------------------------------------------------------------------------------------
          Total allowance for loan losses                                        $1,836           $ 716            $   79
     ====================================================================================================================

Where management is able to identify specific loans or categories of loans where specific amounts of allowance are required, allocations are assigned to those loans. Federal regulators also require that a bank maintain an allowance that is sufficient to absorb an estimated amount of unidentified potential losses based on management's perception of economic conditions, loan portfolio growth, historical charge-off experience and exposure concentrations. Management of the Bank will monitor the above conditions and is committed to maintaining an adequate allowance.


Investment securities

Because of the flatness of the interest rate yield curve throughout the period and the perceived need to maintain ready funds to meet its strong loan demand, management made no investment security purchases during the first six months of 1999. However, $4.0 million in investment securities were purchased during the last six months of 1999 based on management's assessment of the market environment and the Bank's financial condition. No security purchases were made during the year 2000 and a portion of the Bank's $4.0 million in investment securities were called in for redemption due to the downward movement in interest rates.

The securities held at December 31, 2000 and 1999 mature as follows:


                                                             2000                                      1999
     ---------------------------------------------------------------------------------------------------------------------
                                                                       Gross                                        Gross
                                                 Amortized             market             Amortized                market
                                                    cost               value                 cost                   value
     ---------------------------------------------------------------------------------------------------------------------
                                                                          (Dollars in thousands)
     Due in one year or less                     $     500             $  500             $       -                $     -
     Due after one year through five years           2,977              2,983                 3,987                  3,931
     Due after five years through ten years              -                  -                     -                      -
     Due after ten years                                 -                  -                     -                      -
     ---------------------------------------------------------------------------------------------------------------------
                                                 $   3,477             $3,483             $   3,987                $ 3,931
     =====================================================================================================================

Deposits

The Bank's deposits increased to $190.1 million at December 31, 2000, up from $99.5 million at December 31, 1999, an increase of $90.6 million or 91.1%. The increase was due to the addition of banking offices and officers. Management believes that the increase in noninterest-bearing deposits is even more significant, since noninterest-bearing demand deposits are typically an indicator of the sort of business banking relationships that constitute the Bank's target market. Noninterest-bearing deposits reached $52.5 million at December 31, 2000, up from $29.9 million at December 31, 1999, an increase of 75.6%. For the year ended December 31, 2000, interest-bearing deposits increased 97.7% from $69.6 million at December 31, 1999 to $137.6 million at December 31, 2000.

The daily average balances and weighted average rates paid on deposits for the years ended December 31, 2000 and 1999 are presented below:


                                                                             Years ended December 31,
     ----------------------------------------------------------------------------------------------------------------
                                                                       2000                            1999
     ----------------------------------------------------------------------------------------------------------------
                                                                              (Dollars in thousands)
     Interest-bearing demand deposits                     $ 57,342               4.79%       $23,297            3.81%
     Savings                                                   777               1.99            296            1.99
     Time                                                   45,478               6.16         10,168            4.71
     ----------------------------------------------------------------------------------------------------------------
        Total interest-bearing deposits                    103,597               5.37         33,761            4.07
     Noninterest-bearing deposits                           37,388                            13,854
     ----------------------------------------------------------------------------------------------------------------
     Total deposits                                       $140,985               3.98%       $47,615            2.88%
     ================================================================================================================


Time deposits of $100,000 or more are solicited from markets served by the Bank and are not sought through brokered sources. Time deposits are a significant source of funds. The following table presents the maturities of time deposits of $100,000 or more as of December 31, 2000:


                                                                   (Dollars in thousands)
     Maturities of time deposits of $100,000 or more
          Three months or less                                            $   8,070
          Over three through six months                                       4,769
          Over six through twelve months                                      9,799
          Over twelve months                                                 19,667
     ------------------------------------------------------------------------------
     Total                                                                $  42,305
     ------------------------------------------------------------------------------
     Weighted average rate on time deposits of $100,00 or more                6.33%
     ------------------------------------------------------------------------------

Liquidity

Liquidity involves the Bank's ability to raise funds to support asset growth or reduce assets to meet deposit withdrawals and other payment obligations, to maintain reserve requirements and otherwise to operate the Bank on an ongoing basis. The Bank's liquidity needs are primarily met by growth in core deposits. The Bank has arranged access to purchase funds from correspondent banks in the event of need and the Bank has used these resources during 2000 but does not intend to rely on such sources for an extended period. The cash and federal funds sold positions have been maintained at high levels to create adequate liquidity during the initial operating period of the Bank, especially in view of the high loan demand experienced to date. Management will, on occasion, take advantage of investment opportunities, and has begun to purchase investment securities as interest rate risk, other debt and interest market factors, and as Bank liquidity needs warrant. Subsequent to the end of the second quarter of 1999, after ascertaining that sufficient critical investment factors had been met, the Bank purchased approximately $3.0 million of investment securities. Likewise, during the fourth quarter of 1999, the Bank made an additional $1.0 million investment in securities. To date, all funds have been invested in U.S. government agency securities. The Bank's cash and federal funds sold position, supplemented by receipts of interest income and principal repayments from such investments along with payments and maturities within the loan portfolio, will remain the primary sources that Bank management will rely on to maintain an adequate liquidity position.

Market risk is the exposure to loss resulting from changes in interest rates. Interest rate risk occurs when assets and liabilities reprice at different times as interest rates change. For example, if fixed-rate loans are funded with floating-rate deposits, the spread between loan and deposit rates will decline or turn negative if rates increase. The Bank does not engage in trading activities or use derivative instruments to control interest rate risk. Even though such activities may be permitted with the approval of the Board of Directors, the Bank does not intend to engage in such activities in the immediate future.

Interest rate risk is managed within the funds management policy of the Bank. The objectives of the funds management policy are to avoid fluctuating net interest margins and to maintain consistent growth of net interest income through periods of changing interest rates. The Board of Directors oversees implementation of strategies to control interest rate risk. However, because of the volatility of market rates and uncertainties, there can be no assurance of the effectiveness of management programs to achieve a targeted moderation of risk. Management uses two methodoligies to manage interest rate risk: (1) an interest rate shock simulation model and (2) an analysis of relationships between interest-bearing assets and interest-bearing liabilities.

The following table summarizes the simulated change in total interest income that would be for 2001 based on the Bank's interest earning asset portfolio at December 31, 2000:

                                                      Increase (decrease) in net interest income
     ---------------------------------------------------------------------------------------------------------
                                                    Estimated net
     Changes in interest rates (basis points)      interest income           Amount              Percent
     ---------------------------------------------------------------------------------------------------------
                                                                   (Dollars in thousands)
     December 31, 2000
     +100                                             $19,165                 $ 917                4.78%
     -                                                 18,248                     -
     -100                                              17,300                  (948)              (5.48)
     ===========================================================================================================

The measurements of risk described above are based upon the industry diversification of the Bank's loan portfolio and interest rate exposures at the particular point in time. An instantaneous and sustained 100 basis point change in interest rates is a hypothetical rate scenario, used to calibrate risk.

The management of interest rate risk is performed by analyzing the maturity and repricing relationships between interest-earning assets and interest-bearing liabilities over particular periods of time. The interest rate sensitivity gap represents the dollar amount of difference between rate sensitive assets and rate sensitive liabilities within a given period of time ("GAP"). A GAP ratio is determined by dividing the rate sensitive assets by the rate sensitive liabilities. A ratio of 1.0 indicates a perfectly matched position, in which case the effect on net interest income due to interest rate movements would be zero.


The following table summarizes interest rate sensitive assets and liabilities by their repricing dates at December 31, 2000:

                                                     1-3        4-6        7-12       1-5      Over
Interest rate sensitivity analysis                  Months     Months     Months     Years    5 years     Total
------------------------------------------------------------------------------------------------------------------
                                                               (Dollars in thousands)
Loans (1)                                          $82,061    $ 2,901    $ 6,499    $80,878   $11,220   $183,559
Securities                                               -          -        500      2,977         -      3,477
Federal funds sold                                   6,303          -          -          -         -      6,303
------------------------------------------------------------------------------------------------------------------
   Total interest bearing assets                    88,364      2,901      6,999     83,855    11,220    193,339
------------------------------------------------------------------------------------------------------------------
Savings                                                958          -          -          -         -        958
Money Market checking and savings                   70,749          -          -          -         -     70,749
Time deposits and federal funds purchased            9,009      6,742     15,486     34,606         -     65,843
------------------------------------------------------------------------------------------------------------------
   Total interest-bearing liabilities               80,716      6,742     15,486     34,606         -    137,550
Rate sensitivity GAP (2)                           $ 7,648    $(3,841)   $(8,487)   $49,249   $11,220   $ 55,789
------------------------------------------------------------------------------------------------------------------
Cumulative rate sensitivity GAP                    $ 7,648    $ 3,807    $(4,680)   $44,569   $55,789
Ratio of cumulative rate sensitivity
GAP to total assets                                   3.61%     (1.81)%    (4.01)%
Ratio of cumulative rate sensitive interest-
earning assets to cumulative rate sensitive
interest-bearing liabilities                     1.09 to 1   .43 to 1   .45 to 1
===================================================================================================================

 (1) All floating rate loans tied to some form of prime interest rate are classified as 1-3 months.
 (2) Rate sensitive interest-earning assets less rate sensitive interest-bearing liabilities.


Capital resources

Shareholders' equity increased during 2000 due primarily to the proceeds from the sale of $9.0 million of the Bank's common stock in March 2000 and due to the Bank achieving profitability in 2000 after over one year of startup costs. Shareholders' equity, net of accumulated deficit, stood at $20.6 million at December 31, 2000, up $9.7 million or 89.5% from $10.9 million at December 31, 1999. The ratio of shareholders' equity to total assets was 9.7% at December 31, 2000, compared with 9.8% at December 31, 1999. Management believes that shareholders' equity, net of accumulated deficit, is generally consistent with projections made for the Bank's initial periods of operation.

Capital management consists of providing equity to support both current and future operations. The Bank is subject to capital adequacy requirements imposed by the Federal Reserve and the OCC. Both the Federal Reserve and the OCC have adopted risk-based capital requirements. The following table provides a comparison of the Bank's leverage and risk weighted capital ratios as of December 31, 2000 with the minimum and well capitalized regulatory standards:

                                                                                                    To be well capitalized
                                                                            For capital             under prompt corrective
                                            Actual                       adequacy purposes             actions provisions
                              --------------------------------      ---------------------------   -----------------------------
                                    Amount           Ratio             Amount            Ratio      Amount            Ratio
                              -------------------------------------------------------------------------------------------------
                                                                         (Dollars in thousands)
       Total capital               $22,428           12.0%             $14,981            8.0%      $18,727            10.0%
  (to risk-weighted assets)

       Tier 1 capital               20,592           11.0%               7,491            4.0%       11,236             6.0%
  (to risk-weighted assets)

       Tier 1 capital               20,592            9.7%               8,482            4.0%       10,603             5.0%
  (to average assets) (1)
-------------------------------------------------------------------------------------------------------------------------------

  (1)  Based on average assets during the fourth quarter of 2000.



ITEM 7.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Reference is made to the financial statements, the reports thereon, the notes thereto and supplementary data commencing at page F-1 of this Form 10-KSB, which financial statements, reports, notes and data are incorporated herein by reference.


ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

There have been no disagreements with accountants on any matter of accounting principles or practices or financial statement disclosures during the two-year period ended December 31, 2000.

                                   PART III.

ITEM 9.  DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


The following table sets forth certain information concerning the persons who have been nominated for election as directors and for the executive officers of the Bank.

          Name                               Description                           Age          Director since
----------------------------------------------------------------------------------------------------------------
C. P. Bryan, Jr.           Director, Chairman of the Board and Chief                50              1998
                           Executive    Officer of The Bank

Donn C. Fullenweider       Director;  Attorney at law                               65              1998

Wm. H. Gray                Director;  Construction, Ranching and Investments        54              2000

James C. Hassell           Director;  Construction                                  63              1998

Wayne C. Owen              Director;  Owen Electric Supply. Inc.                    61              2001

Stanley H. Florance        Executive Vice President-Administration and              61
                           Chief Financial Officer of The Bank
================================================================================================================


DIRECTORS

C. P. BRYAN - Mr. Bryan has been the Chairman of the Board and Chief Executive Officer of the Bank since its inception in 1998. Mr. Bryan has over 30 years of banking experience. From 1978 to 1998, he was employed by Sterling Bank, Houston, Texas and most recently served as Vice Chairman of the Board and Chief Credit Officer. Mr. Bryan was involved in the formation of numerous de novo banking offices, including the relocation of Sterling Bank on FM 1960 West. He also served as an Executive Vice President and Director of Sterling Bancshares, Inc. Mr. Bryan holds a Bachelor of Business Administration degree from the University of Texas.

DONN C. FULLENWEIDER - Mr. Fullenweider has engaged in the practice of law for forty years and owns a private law firm in the San Felipe/West Loop area of Houston, Texas. He served as a director of Riverway Bank for three years and also served as an advisory board member for two years. Mr. Fullenweider holds a Bachelor of Science degree in Journalism from the University of Houston and a Doctor of Jurisprudence from the University of Houston Law Center.

WM. H. GRAY - Mr. Gray has been in the construction business his entire working career. He has owned his own construction company for three years. Mr. Gray joined the Bank as an advisory director in February 1999 and was elected to the Board of Directors in October 2000.

JAMES C. HASSELL - Mr. Hassell has served as a director since the Bank's inception. He has been in the commercial construction industry for the last forty years, with the last twenty in the Bank's initial market area. Mr. Hassell served as a director and executive committee member of Sterling Bancshares, Inc. for eight years.

WAYNE C. OWEN - Mr. Owen was elected to the board in January 2001 to fill a board vacancy. Mr. Owen has been in the electrical supply business all of his business career. Mr. Owen served on the board of Guardian Bank for twenty five years and on the board of Sterling Bancshares, Inc.for two years following Guardian's acquisition by Sterling. Mr. Owen holds a Bachelor of Business Administration degree form the University of Houston.


EXECUTIVE OFFICERS

C. P. BRYAN  -  Chairman of the Board and Chief Executive Officer.

STANLEY H. FLORANCE - Mr. Florance has served as Executive Vice President-Administration and Chief Financial Officer since his employment in October, 2000. Mr. Florance brings over fifteen years of banking, bank examining and public accounting experience and over twenty five years of experience in senior management positions in various industries. He was most recently, Senior Vice President and Chief Financial Officer of Integrated Electrical Services, Inc., Houston, Texas and Senior Vice President and Chief Financial Officer of Owen Healthcare, Inc., Houston, Texas, both of these companies were New York Stock Exchange companies. Mr. Florance is a CPA, and holds a Bachelor of Business Administration degree from the University of Houston.


ITEM 10. EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation paid or accrued by the Bank to or on behalf of the Bank's Chief Executive Officer and the other Executive for the years ended December 31, 2000, 1999 and 1998:

                                                                            Other            Securites            All
                                                                           annual           underlying           other
      Name and principan position             Year        Salary         compensation         options       compensation  (2)
-------------------------------------------------------------------------------------------------------------------------------
C. P. Bryan, Chief Executive Officer          2000     $   135,000                  -               -              $4,100
                                              1999         120,000                  -               -                 750
                                              1998          95,000 (1)              -          68,000                   -

Stanley H. Florance, Executive Vice
  President and Chief Financial Officer       2000     $    24,167 (3)         $1,250          10,000                   -
===============================================================================================================================

  (1) Mr. Bryan's salary for 1998 includes consulting fees of $75,000 earned in connection with the application and organization of the Bank which began operation on November 13, 1998.
  (2) Represents contributions to the 401K plan by the Bank.
  (3) Mr. Florance joined the Bank on October 13, 2000.

  TOTAL OPTIONS EXERCISED IN 2000 AND YEAR-END VALUES

  The following table gives information for options exercised by each of the executive officers in 2000 and the value (stock price less exercise price) of the remaining options held by those executive officers at year-end, using the last trade closest to year-end the Bank is aware of.

                                                             Number of securities                       Value of unexercised
                                                         underlying unexercised options                in-the-money options at
                                                               held at 12/31/00                               12/31/00
                                                         ----------------------------------------------------------------------
                          Shares
                        acquired on                        Exercisable                     Exercisable
                         exercise      Value realized     Unexercisable                   Unexercisable
    Name                    #               $                  #                  #             $                  $
  -----------------------------------------------------------------------------------------------------------------------------
  C. P. Bryan                  -                 -           27,200            40,800        $81,600           $122,400
  Stanley H. Florance          -                 -                -            10,000              -              5,000
  =============================================================================================================================

OPTIONS GRANTS IN 2000

  The following table shows all options to purchase common stock granted to each of our Named Executive Officers in 2000 and the potential value of such grants at stock price appreciation rates of 0%, 5% and 10% compounded annually over the maximum ten-year term of the options. Also shown is the potential gain of all outstanding shares of common stock held by our shareholders as of December 31, 2000, using the same base rates price and appreciation rates and compounded over the same ten-year period. The 5% and 10% rates of appreciation are required to be disclosed by the SEC rules and are not intended to forecast possible future appreciation, if any, in our stock price.


                            Number of           Percent of
                           securities         total options                                  Potential realizable value at assumed
                           underlying           granted to      Exercise or                        annual rates of stock price
                            options             employees        base price    Expiration          Appreciation of option term
                                                                                            ---------------------------------------
Name                    granted (#) (1)        in year 2000     ($/Sh) (2)        Date        0%            5%             10%
-----------------------------------------------------------------------------------------------------------------------------------
Stanley H. Florance          10,000               14.39%          $12.50       11/21/10    $     -      $    78,700    $    199,200

Potential gain for all shareholders at assumed appreciation rates                                        15,126,140      38,286,240
===================================================================================================================================

  (1) Option grants are exercisable one-fifth on each anniversary date beginning on November 21, 2001.
  (2) The exercise price for all stock option grants is the fair market value of the Bank's common stock on the date of the grant.



ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


EMPLOYEE STOCK OPTION PLAN

The Bank's officers and key employees are eligible to participate in the Bank's 1998 Stock Option Plan (the "Plan"). The objective of this Plan is to create competitive levels of compensation tied directly to the attainment of financial objectives which the Compensation Committee believes are the primary determinants over time of share price. More specifically, this Plan is designed to foster a systematic management focus on the corporate goal of consistent and steady earnings growth. Potential awards for executive officers are intended by the Compensation Committee to be consistent with incentive bonuses paid by banking companies of an asset size similar to that of the Bank located in or around the Bank's market areas, provided that actual bonuses remain subject to increase or decrease on the basis of the Bank's actual audited performance and at the discretion of the Compensation Committee.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information regarding the beneficial ownership of the Bank's Common Stock as of March 15, 2001, by (i) each director,
(ii) each Executive officer, (iii) all directors and executive officers as a group and (iv) the persons known by the Bank to own beneficially 5% or more of the Bank's common stock. Unless otherwise indicated, based on information furnished by such shareholders, management believes that each person has sole voting and dispositive power over the shares indicated as owned by such person and the address of each person is the same address as the Bank.


                                                                              PERCENTAGE
                                                           NUMBER            BENEFICIALLY
           DIRECTORS AND EXECUTIVE OFFICERS               OF SHARES           OWNED (1)
         ------------------------------------------------------------------------------------
          C. P. Bryan                                     127,200 (2)             6.5%
          Stanley H. Florance                               4,950 (3)             *
          Donn C. Fullenweider                              7,200                 *
          Wm. H. Gray                                      43,491 (4)             2.3%
          James C. Hassell                                 50,000 (5)             3.0%
          Wayne C. Owen                                    39,000 (6)             2.0%
          All directors and executive officers as a
            group (6 persons)                             271,841                13.9%
         ====================================================================================

          *  Does not exceed 1.0%
          (1) Based on 1,922,000 shares of common stock issued and outstanding.
          (2) Includes 47,500 shares held of record by C. P. Bryan IRA, also includes 27,200 shares which may be acquired within 60 days pursuant to outstanding stock option.
          (3) Includes 100 shares held of record by his spouse.
          (4) Includes 43,491 shares held of record by the Wm. H. Gray Family 1995 Trust, of which Mr. Gray is trustee.
          (5) Includes 500 shares held of record by the James C. Hassell Inter-vivos Trust, of which Mr. Hassell is Trustee.
          (6) Includes 2,000 shares owned by Project Lighting Company, Inc., of which Mr. Owen is an officer and controlling shareholder.


ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          None.


                                   PART IV.

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K

(A)  REPORTS ON FORM 8-K

No reports on Form 8-K were filed by the Bank during the three months ended December 31, 2000.

(B)  EXHIBITS:

Exhibit No.  EXHIBIT NAME
-----------  ------------

   3.1 Articles of Association of the Bank (incorporated herein by reference to Exhibit 3.1 of the Bank's Registration Statement on Form SB-2 filed with the Office of the Comptroller of the Currency on September 14, 1998 (the "1998 Registration Statement")

     3.2 Bylaws of the Bank (incorporated herein by reference to Exhibit 3.2 of the 1998 Registration Statement).

     10.1  1998 Stock Option Plan (incorporated herein by reference to Exhibit
           10.1 to the 1998 Registration Statement).

     10.2 Commercial Lease Agreement (leased premises at 6809 FM 1960 West) (incorporated herein by reference to Exhibit 10.2 to the 1998 Registration Statement).

     10.3 Lease Agreement dated October 20, 1998 between the Bank and The Deube Family Limited Partnership and Dr. Charles M. Hill, Jr. (leased premises at 1055 FM 1960 West) (incorporated herein by reference to
           Exhibit 10.3 of the Bank's Registration Statement on Form SB-2 filed with the Office of the Comptroller of the Currency on February 28, 2000 (the "2000 Registration Statement").

     10.4 Office Lease dated December 21, 1998 between the Bank and RM Crowe Houston Portfolio, L.P. (leased premises at 4200 Westheimer Road) (incorporated herein by reference to Exhibit 10.4 of the 2000 Registration Statement).

     10.5 Amendment to Lease Agreement dated July 12, 1999 between the Bank and RM Crowe Houston Portfolio, L.P. (incorporated herein by reference to
           Exhibit 10.5 of the Bank's 2000 Registration Statement).

     10.6 Lease Agreement dated November 15, 1999 between the Bank and RLG Realty Holdings Ltd. (leased premises at 10301-A Katy Freeway) (incorporated herein by reference to Exhibit 10.6 of the Bank's 2000 Registration Statement).

     10.7* First Amendment to Bank's 1998 Stock Option Plan.

________________________

*  Filed herewith.

SIGNATURES

In accordance with the regulations of the Office of the Comptroller of the Currency and Section 13 or 15(d) of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                           Republic National Bank
                           ----------------------
                                  (Registrant)


                          By: /s/ Stanley H. Florance
                              ------------------------------------------------
                            Stanley H. Florance
                            (Executive Officer and Principal Financial Officer)

                          Dated:  March 27, 2001



In accordance with the regulations of the Office of the Comptroller of the Currency and Section 13 or 15(d) of the Exchange Act, this report to be signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

               Signature                                  Title                                      Date
               ---------                                  -----                                      ----
/s/ C.P. Bryan
----------------------------------------
    C. P. Bryan                            Chairman of the Board, President and                 March 27, 2001
                                                 Chief Executive Officer

/s/ Stanley H. Florance
----------------------------------------
    Stanley H. Florance                     Executive Vice President and Chief                  March 27, 2001
                                                    Financial Officer

/s/ Donn C. Fullenweider
----------------------------------------
    Donn C. Fullenweider                                 Director                               March 27, 2001


/s/ William H. Gray
----------------------------------------
    William H. Gray                                      Director                               March 27, 2001


/s/ James C. Hassell
----------------------------------------
    James C. Hassell                                     Director                               March 27, 2001


/s/ Wayne C. Owen
----------------------------------------
    Wayne C. Owen                                        Director                               March 27, 2001

                            REPUBLIC NATIONAL BANK

                             Financial Statements

                          December 31, 2000 and 1999

                  (With Independent Auditor's Report Thereon)

                         Independent Auditors' Report


The Board of Directors
Republic National Bank:


We have audited the accompanying balance sheets of Republic National Bank (the "Bank") as of December 31, 2000 and 1999 and the related statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Republic National Bank as of December 31, 2000 and 1999 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


KPMG LLP
March 9, 2001

Financial Statements
Republic National Bank
Balance Sheets

                                                                                      December 31,
-----------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)                                          2000           1999
-----------------------------------------------------------------------------------------------------------
Assets
   Cash and due from banks                                                     $ 11,811       $  5,905
   Federal funds sold                                                             6,303         23,810
-----------------------------------------------------------------------------------------------------------
   Total cash and cash equivalents                                               18,114         29,715

Investment securities held to maturity (note 2)                                   3,477          3,987
Federal Reserve stock                                                               593            360

Loans                                                                           183,559         71,633
Less:  Allowance for loan losses                                                 (1,836)          (716)
-----------------------------------------------------------------------------------------------------------
Loans, net (note 3)                                                             181,723         70,917

Premises and equipment, net (note 4)                                              5,516          4,329
Accrued interest receivable                                                       1,153            428
Other assets (note 6)                                                               750            832
-----------------------------------------------------------------------------------------------------------
   Total assets                                                                $211,326       $110,568
===========================================================================================================

Liabilities and shareholders' equity
Liabilities:
   Deposits:
     Noninterest-bearing                                                       $ 52,547       $ 29,857
     Interest-bearing (note 5)                                                  137,550         69,634
-----------------------------------------------------------------------------------------------------------
   Total deposits                                                               190,097         99,491
Accrued interest payable                                                            459            144
Other liabilities                                                                   178             67
-----------------------------------------------------------------------------------------------------------
  Total liabilities                                                             190,734         99,702
-----------------------------------------------------------------------------------------------------------
Commitments and contingencies (notes 7 and 8)
Shareholders' equity (notes 7 and 9)
   Common stock, $1 par value; 5,000,000 shares authorized,
   1,922,000 issued and outstanding as of December 31, 2000 and
   1,200,000 issued and outstanding as of December 31, 1999                       1,922          1,200
Additional paid in capital                                                       19,098         10,800
Accumulated deficit                                                                (428)        (1,134)
-----------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                       20,592         10,866
-----------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                                     $211,326       $110,568
===========================================================================================================

                See accompanying notes to financial statements.

Republic National Bank
Statements of Operations

                                                                                  Years ended December 31,
-------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)                                           2000           1999
-------------------------------------------------------------------------------------------------------------
Interest income:
   Loans, including fees                                                      $   12,894     $    3,447
   Federal Reserve stock                                                              27             22
   Investment securities held to maturity                                            253             91
   Interest on federal funds sold and interest-bearing
     deposits in financial institutions                                              712            660
-------------------------------------------------------------------------------------------------------------
        Total interest income                                                     13,886          4,220
-------------------------------------------------------------------------------------------------------------
Interest expense:
   Interest on interest-bearing deposits                                           5,567          1,373
   Other                                                                              43              -
-------------------------------------------------------------------------------------------------------------
       Total interest expense                                                      5,610          1,373
-------------------------------------------------------------------------------------------------------------
Net interest income before provision for loan losses                               8,276          2,847
Provision for loan losses                                                          1,204            637
-------------------------------------------------------------------------------------------------------------
        Net interest income after provision for loan losses                        7,072          2,210
-------------------------------------------------------------------------------------------------------------
Noninterest income:
   Service charges on deposits                                                       448            136
   Other noninterest income                                                          307            164
-------------------------------------------------------------------------------------------------------------
       Total noninterest income                                                      755            300
-------------------------------------------------------------------------------------------------------------
Noninterest expense:
   Salaries and benefits                                                           3,697          2,134
   Occupancy, net                                                                  1,055            611
   Premises and equipment expense                                                    218            106
   Service bureau fees                                                               299            155
   Data processing fees                                                              156             99
   Other                                                                           1,332            544
-------------------------------------------------------------------------------------------------------------
       Total noninterest expense                                                   6,757          3,649
-------------------------------------------------------------------------------------------------------------
Income (loss) before income tax provision (benefit)                                1,070         (1,139)
Federal income tax provision (benefit) (note 6)
   Current                                                                           107              -
   Deferred                                                                          257           (384)
-------------------------------------------------------------------------------------------------------------
        Total federal income tax provision (benefit)                                 364           (384)
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
Net income (loss)                                                             $      706     $     (755)
=============================================================================================================
Earnings (loss) per common share:
   Basic                                                                      $     0.41     $    (0.63)
   Diluted                                                                    $     0.40     $    (0.63)

Shares used in computing per share data:
   Basic                                                                       1,742,000      1,200,000
   Diluted                                                                     1,755,000      1,200,000

                See accompanying notes to financial statements

Republic National Bank
Statements of Changes in Shareholders' Equity

                                                                 Additional                               Total
                                                   Common         Paid-in          Accumulated        shareholders'
(Dollars in thousands)                              stock         capital            deficit             equity
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998                            1,200           10,800               (379)             11,621

Net loss                                                    -                -               (755)               (755)
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999                            1,200           10,800             (1,134)             10,866

Issuance of common stock                                  720            8,280                  -               9,000
Exercise of stock options (note 7)                          2               18                  -                  20

Net income                                                  -                -                706                 706
-------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000                           $1,922          $19,098            $  (428)            $20,592
=========================================================================================================================

                See accompanying notes to financial statements.

Republic National Bank
Statements of Cash Flows

                                                                                  Years ended December 31,
-------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                               2000          1999
-------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net income (loss)                                                            $     706      $   (755)
     Adjustments to reconcile net income (loss) to net
     cash provided by or (used in) operating activities:
        Depreciation                                                                  372            94
        Accretion of discount on investment securities                                 (9)           (4)
        Loans charged off                                                             (84)            -
        Provision for loan losses                                                   1,204           637
        Deferred income tax (benefit) expense                                         257          (384)
        Increase in accrued interest receivable                                      (725)         (400)
        Increase in other assets                                                     (271)         (115)
        Increase in accrued interest payable                                          315           136
        Increase (decrease) in other liabilities                                      217          (476)
-------------------------------------------------------------------------------------------------------------
Net cash provided by (used in) operating activities                                 1,982        (1,267)
-------------------------------------------------------------------------------------------------------------

Cash flows from investing activities:
   Net increase in loans                                                         (111,926)      (63,738)
   Sale (purchase) of investment securities held to maturity                          509        (3,987)
   Purchases of bank premises and equipment                                        (1,574)       (4,014)
   Proceeds from sale of assets                                                        15             -
   Net (purchase) sale of federal reserve stock                                      (233)          360
-------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                            (113,209)      (71,379)
-------------------------------------------------------------------------------------------------------------

Cash flows from financing activities
   Net increase in deposit accounts                                                90,606        90,619
   Proceeds from the sale of common stock                                           9,000             -
   Proceeds from the exercise of stock options                                         20             -
-------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                          99,626        90,619
-------------------------------------------------------------------------------------------------------------

Net (decrease) increase in cash and cash equivalents                              (11,601)       17,973

Cash and cash equivalents at beginning of period                                   29,715        11,742
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                      $  18,114      $ 29,715
=============================================================================================================
Supplemental disclosure of cash flow information:
   Interest paid                                                                $   5,925      $  1,236
   Taxes paid                                                                          55             -

                See accompanying notes to financial statements

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999

(1)  Organization and summary of significant accounting policies

     Republic National Bank (the Bank), a national banking association, began operations on November 13, 1998 and offers a full range of banking services through four banking offices located in the Houston metropolitan area. The accounting and reporting policies of the Bank conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry.

     Use of estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

     Cash and cash equivalents

     Cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold.

     Cash and interest-bearing demand deposits of approximately $1.9 million and $365,000 at December 31, 2000 and 1999, respectively, are maintained to satisfy the Federal Reserve requirement.

     Investment securities

     The Bank uses the amortized cost method for investments in debt securities when management has the positive intent and ability to hold such securities to maturity. Investments in debt securities that are not expected to be held to maturity and equity securities that have readily determinable fair values are to be classified as trading or available for sale and measured at fair value in the statement of financial position. Unrealized gains and losses on securities classified as trading securities are to be included in the statement of operations. Unrealized gains and losses on securities classified as available for sale are to be reported as a separate component of shareholders' equity, net of the applicable tax effect. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. All investment securities at December 31, 2000 and December 31, 1999 are classified as held to maturity.

     Loans

     Interest on commercial and real estate loans is calculated using the simple interest method based on daily average balances of the principal amount outstanding and is included in earnings. Interest on installment loans is included in earnings using a method that approximates the interest method.

     Management continually reviews the loan portfolio to identify loans which, with respect to principal or interest, may become collection problems. When a loan, in management's judgement, becomes doubtful as to the collection of accrued interest income, it is placed on nonaccrual status and all previously accrued interest is reversed through a charge to earnings. Interest payments received on nonaccrual loans are recognized as income on a cash basis.

     A loan is considered impaired when, based upon current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are valued using (i) the present value of expected future cash flows discounted at the effective interest rate of the loan, (ii) the fair value of the underlying collateral, or (iii) the observable market price of the loan.

     Provision and allowance for loan losses

     The allowance for loan losses is based on management's evaluation of the loan portfolio under current economic conditions and such other factors as, in management's best judgement, deserve recognition in determining the allowance and resultant provision for losses.

     The real estate properties securing a portion of the Bank's loans are primarily located in the Houston, Texas area. Accordingly, the ultimate collectibility of a portion of the Bank's loan portfolio is susceptible to changes in market conditions in the area.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize loan losses, future additions to the allowance account may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance based on their judgements about information available to them at the time of their examination.

     Premises and equipment

     Premises and equipment are stated at cost, less accumulated depreciation and amortization computed on a straight-line basis over the estimated useful lives of the related assets. Leasehold improvements are amortized over the shorter of the useful life of the improvements or the remaining term of the lease. Maintenance, repairs and minor improvements are charged to noninterest expense as incurred.

     Federal income taxes

     Deferred income tax assets and liabilities are determined using the asset and liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the differences between the book and tax basis of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

     Earnings (loss) per share

     Basic earnings (loss) per share (EPS) is calculated by dividing net income available to common shareholders by the weighted average number of common shares outstanding. Diluted EPS is calculated by dividing net income available to common shareholders by the diluted shares outstanding. The weighted average number of shares of common stock outstanding was 1,742,005 and the diluted shares outstanding was 1,754,932 for the year ended December 31, 2000. There was no diluted EPS as the Bank incurred a loss during the year. The weighted average number of shares of common stock outstanding was 1,200,000 during the year ended 1999.

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999

     Stock-based compensation

     Statement of Financial Accounting Standards No. 123 (Statement 123), Accounting for Stock-Based Compensation, encourages but does not require companies to record compensation cost for stock-based employee compensation plans at fair value. Management has chosen to account for stock-based compensation in accordance with FASB Statement No. 123, "Accounting for Stock-Based Compensation". Accordingly, compensation cost of stock options is measured as the excess, if any, of the fair value of the Bank's common stock at the date of the grant over the amount an employee must pay to acquire the common stock.

     Impaired loans

     The Bank adopted Statement of Financial Accounting Standard ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures" at inception. These pronouncements state that a loan is considered "impaired" when it is probable that the creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Smaller balance homogeneous loans, including single family residential and consumer loans, are excluded from the scope of SFAS No. 114. These loans, however, are considered when determining the adequacy of the allowance for loan losses.

     Impaired loans are identified and measured in conjunction with management's review of non-performing loans, classified assets, and the allowance for loan losses. Impairment of large non-homogeneous loans is measured one of three ways: discounting estimated future cash flows, or the loan's market price, or the fair value of the collateral, if the loan is collateral dependent. If the measurement of the loan is less than the Book Value of the loan, excluding any allowance for credit losses and including accrued interest, then the impairment is recognized by a charge to operations or an allocation of the allowance for loan losses.

     Recent accounting pronouncements

     The Financial Accounting Standards Board's Statement No. 133 (Statement
     133), Accounting for Derivative Instruments and for Hedging Activities, requires companies to recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Statement 133 requires that changes in fair value of a derivative be recognized currently in earnings unless specific hedge accounting criteria are met. Upon implementation of Statement 133, hedging relationships may be redesignated and securities held to maturity may be transferred to available for sale or trading. The Financial Accounting Standards Board's Statement No. 137 (Statement 137), Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of Statement No. 133, deferred the effective date of Statement 133 to fiscal years beginning after June 15, 2000. The Financial Accounting Standards Board's Statement No. 138 (Statement 138), Accounting for Certain Derivative Instruments and Certain Hedging Activities, amended the accounting and reporting under Statement 133 for certain derivative instruments, hedging activities, and decisions made by the Derivatives Implementation Group. The Bank adopted these statements on January 1, 2001. The implementation of Statement 133 did not have an impact on its financial statements.

     The Financial Accounting Standards Board's Statement No. 140 (Statement
     140), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liability, replaced the Financial Accounting Standards Board's Statement No. 125 (Statement 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, but carries over most of Statement 125's provisions without change. Statement 140 elaborates on the qualifications necessary for a special-purpose entity, clarifies sales accounting criteria in certain circumstances, refines accounting for collateral, and adds disclosures for collateral, securitizations, and retained interests in securitized assets. This statement should be applied prospectively and is effective for transactions occurring after March 31, 2001. Disclosure requirements of this statement and any changes in accounting for collateral are effective for fiscal years ending after December 15, 2000. The Bank does not expect that adoption of Statement 140 will have a material impact on its financial statements.

     Reclassifications

     Certain amounts in the 1999 financial statements have been reclassified to conform to 2000 presentation with no effect on net income or shareholders' equity as previously reported.

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999


(2)  Investment securities held to maturity

     The amortized cost and estimated market values of investment securities held to maturity at December 31, 2000 follows:

                                                        Gross            Gross          Estimated
                                     Amortized       unrealized        unrealized         fair
                                       cost             gains            losses           value
     ----------------------------------------------------------------------------------------------
                                                       (Dollars in thousands)
     U.S. Government Agencies         $  3,477         $      6          $     -         $   3,483
                                     ==========       ==========        =========       ===========

     The amortized cost and estimated market values of investment securities held to maturity at December 31, 1999 follows:

                                                        Gross            Gross          Estimated
                                     Amortized       unrealized        unrealized         fair
                                       cost             gains            losses           value
     ----------------------------------------------------------------------------------------------
                                                       (Dollars in thousands)
     U.S. Government Agencies         $  3,987         $      -          $    56         $   3,931
                                     ==========       ==========        =========       ===========

     The securities held at December 31, 2000 and 1999 mature as follows:

                                                    2000                              1999
--------------------------------------------------------------------------------------------------------
                                                             Gross                           Gross
                                          Amortized          market         Amortized        market
                                            cost             value            cost           value
--------------------------------------------------------------------------------------------------------
                                                            (Dollars in thousands)
Due in one year or less                     $     500      $      500        $       -       $        -
Due after one year through five years           2,977           2,983            3,987            3,931
Due after five years through ten years              -               -                -                -
Due after ten years                                 -               -                -                -
                                          ------------   -------------     ------------    -------------
                                            $   3,477      $    3,483        $   3,987       $    3,931
                                          ============   =============     ============    =============

     All investment securities held to maturity at December 31, 2000, were pledged to collateralize public deposits and other purposes required or permitted by law. At December 31, 1999, $329,000 of the investment securities held to maturity were pledged to collateralize public deposits.

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999

(3)  Loans

     A summary of loans at December 31, 2000 and 1999 follows:

                                          2000             1999
               ---------------------------------------------------
                                         (Dollars in thousands)
               Commercial              $   76,872       $  27,472
               Real estate                 91,720          37,322
               Individual                  13,762           6,434
               Other                        1,205             405
                                      ------------     -----------
                                       $  183,559       $  71,633
                                      ============     ===========

     All loans to directors, major shareholders, officers and employees of the Bank and associates of such persons are, in the opinion of management, made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans of like quality and risk of collectibility. The outstanding balance of such loans as of December 31, 2000 and 1999 was approximately $960,000 and $990,000, respectively.

     At December 31, 2000 and 1999, the Bank had no recorded investment in impaired loans. An allowance of $1,836,000 and $716,000 respectively, was established based on the Office of the Comptroller of the Currency (OCC) recommendation that 1% of the loan portfolio be set aside. Management believes the allowance is adequate. No nonaccrual loans existed at December 31, 2000 and 1999.

     The following is a summary of the activity in the allowance for loan losses for the years ended December 31, 2000 and 1999:

                                                  2000            1999
               ----------------------------------------------------------
                                         (Dollars in thousands)
               Balance, beginning of year      $    716         $    79
               Provision for loan losses          1,204             637
               Loans charged off                    (84)              -
               Balance, end of year            $  1,836         $   716
                                             ============     ===========


     At December 31, 2000, the Bank had one restructured loan in the amount of $235,000 compared with no restructured loans at December 31, 1999. The impact to the financial statements of the restructuring of this loan was insignificant as of December 31, 2000.

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999

(4)  Premises and equipment

     A summary of premises and equipment, at cost, and accumulated depreciation follows:

                                                       Estimated           December 31,
                                                                    ----------------------
                                                     useful lives      2000        1999
          --------------------------------------------------------------------------------
                                                                    (Dollars in thousands)
          Land                                                       $    729    $      -
          Buildings and leasehold improvements         24 years         2,998       2,089
          Construction in progress                                        161         577
          Furniture and equipment                     2-10 years        2,101       1,772
                                                                    ----------  ----------
             Subtotal                                                   5,989       4,438
          Less:  accumulated depreciation                                (473)       (109)
                                                                    ----------  ----------
          Premises and equipment, net                                $  5,516    $  4,329
                                                                    ==========  ==========

     Depreciation expense for the years ended December 31, 2000 and 1999 was approximately $372,000 and $94,000, respectively.

(5)  Interest-bearing deposits

     The following table summarizes the types of interest-bearing deposits at December 31, 2000 and 1999.

                                                                   December 31,
               -------------------------------------------------------------------------
                                                            2000                1999
               -------------------------------------------------------------------------
                                                            (Dollars in thousands)
               Savings deposits and NOW accounts         $   14,085           $  9,901
               Money Market accounts                         57,623             35,566
               Time deposits less than $100,000              23,734              5,948
               Time deposits of $100,000 or more             42,108             18,219
                                                        ------------         -----------
                                                         $  137,550           $ 69,634
                                                        ============         ===========

     Interest expense on time deposits in denominations of $100,000 or more was approximately $1,908,000 and $358,000 during the years ended December 31, 2000 and 1999, respectively.

     The maturities of time deposits as of December 31, 2000 follows:

                                               (Dollars in thousands)
                         1 year or less            $    31,238
                         1 to 2 years                   31,374
                         2 to 3 years                    1,337
                         3 to 4 years                    1,057
                         4 to 5 years                      836
                         --------------------------------------
                                                   $    65,842
                         ======================================

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999

(6)  Federal income taxes

     A net deferred tax asset of $325,000 and $582,000 is included in other assets at December 31, 2000 and 1999, respectively. The deferred tax assets relate primarily to the allowance for loan losses at December 31, 2000 and to December 31, 1999 as well as to net operating loss carryforwards at December 31, 1999. The Bank utilized all of its net operating loss carryforwards during 2000.

     A valuation allowance for the deferred tax assets has not been recorded as management believes it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

     The income tax benefit for the years ended December 31, 2000 and 1999 differs from the amount computed applying the federal income tax rate of 34% to earnings before federal income tax expense due to expenses that are nondeductible for tax purposes.


(7)  Stock compensation plans

     In 1998, the Bank adopted an incentive stock option plan under which options to purchase shares of the Bank's common stock may be granted to key employees at a price not less than the par value of the Bank's common stock. The options must be exercised within ten years from the date granted and vest ratably over a period of five years. During 2000 and 1999, the Bank granted 69,500 and 37,000 options, respectively.

     The Bank accounts for the fair value of its grants under those plans in accordance with FASB Statement No. 123. Compensation expense that was charged against income for the plan described above was insignificant to the financial statements for the years ended December 31, 2000 and 1999.

     The fair value of each option grant is estimated on the date of grant using the minimum value method with the following weighted average assumptions as of December 31, 2000 and 1999:

                                                         2000          1999
                    -----------------------------------------------------------
                    Assumptions:
                       Risk-free interest rate          5.9%          6.7%
                       Expected life                    5 years       5 years
                    ===========================================================

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999

     A summary of the status of stock options as of December 31, 2000 and 1999 and the changes during the periods then ended are as follows:

                                                 2000                             1999
------------------------------------------------------------------------------------------------------
                                                        Weighted                         Weighted
                                        Number           average        Number of         average
                                      of shares      exercise price      shares       exercise price
------------------------------------------------------------------------------------------------------
Outstanding at beginning of year       158,000         $   10.00         121,000          $   10.00
Granted                                 69,500             12.50          37,000              10.00
Exercised                               (2,000)            10.00               -                  -
Forfeited                              (10,000)            10.50               -                  -
------------------------------------------------------------------------------------------------------
Outstanding at end of year             215,500         $   10.78         158,000          $   10.00
======================================================================================================

     The following table summarizes information about stock options outstanding at December 31, 2000 and 1999:

                                                     Options outstanding           Options exercisable
-------------------------------------------------------------------------------------------------------------
                                                   Weighted
                    Weighted                        average       Weighted                       Weighted
                     average                       remaining       average                        average
                    exercise       Number         contractual     exercise        Number         exercise
 December 31,         price       of shares          life           price        of shares         price
-------------------------------------------------------------------------------------------------------------
     2000          $  10.78       215,500            9 years       $ 10.78         51,200         $ 10.00
     1999             10.00       158,000          9.3 years         10.00         24,200           10.00
=============================================================================================================

(8)  Commitments and contingencies

     Commitments to extend credit

     In the normal course of business, the Bank enters into various transactions which, in accordance with accounting principles generally accepted in the United States of America, are not included in the balance sheet. These transactions are referred to as "off-balance-sheet commitments." The Bank enters into these transactions to meet the financing needs of its customers. These transactions include commitments to extend credit and letters of credit which involve elements of credit risk in excess of the amounts recognized in the balance sheet. The Bank minimizes its exposure to loss under these commitments by subjecting them to credit approval and monitoring procedures.

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999


     The Bank enters into contractual commitments to extend credit, normally with fixed expiration dates or termination clauses, at specified rates and for specific purposes. Customers use credit commitments to ensure that funds will be available for working capital purposes, for capital expenditures and to ensure access to funds at specified terms and conditions. Substantially all of the Bank's commitments to extend credit are contingent upon customers maintaining specific credit standards at the time of loan funding. Management assesses the credit risk associated with certain commitments to extend credit in determining the level of the allowance for loan losses.

     Letters of credit are written conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The Bank's policies generally require that letters of credit arrangements contain security and debt covenants similar to those contained in loan agreements.

     Cash reserves are commitments to extend credit on a customer's transaction deposit account, whereby the Bank will clear draws on the account even if existing funds are insufficient. Outstanding unfunded commitments to extend credit at December 31, 2000 and 1999 are $31,678,000 and $2,697,000,
     respectively.

     Lease commitments

     The Bank is lessee under operating leases for real estate used for various banking offices. The approximate minimum lease payments under these leases, at December 31, 2000 and 1999, for the periods shown are:

                    Year ending
                    December 31,                 Amount
                    -------------------------------------------
                                         (Dollars in thousands)
                          2001                   $     736
                          2002                         743
                          2003                         746
                          2004                         781
                          2005                         637
                       Thereafter                    1,876
                    -------------------------------------------
                                                 $   5,519
                    ===========================================

     It is expected that, in the normal course of business, leases that expire will be renewed or replaced by leases on other property or equipment.

     Rent expense under the noncancelable operating leases aggregated $713,000 and $431,000 for the years ended December 31, 2000 and 1999, respectively.

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999

(9)  Regulatory matters

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary -actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgements by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000 and 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 2000 and 1999, the most recent notification from the Office of the Comptroller of Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the Bank's category.

     The Bank's regulatory capital amounts and ratios in relation to its current existing regulatory capital requirements for capital adequacy purposes are as follows:

                                                  As of December 31, 2000
----------------------------------------------------------------------------------------------------
                                                                            To be well capitalized
                                                                                 under prompt
                                                 For capital adequacy          corrective action
                               Actual                  purposes                   provisions
                     -------------------------------------------------------------------------------
Capital Requirement      Amount      Ratio       Amount        Ratio         Amount         Ratio
----------------------------------------------------------------------------------------------------
                                                   (Dollars in thousands)
Total capital (to
 risk-weighted          $22,428      12.0%      $14,981          8.0%        $18,727         10.0%
 assets)
Tier 1 capital (to
 risk-weighted           20,592      11.0         7,491          4.0          11,236          6.0
 assets)
Tier 1 capital (to
 average assets) (1)     20,592       9.7         8,482          4.0          10,603          5.0
====================================================================================================

(1)  Based on average assets during the fourth quarter of 2000.

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999


                                                       As of December 31, 1999
     --------------------------------------------------------------------------------------------------
                                                                                To be well capitalized
                                                                                     under prompt
                                                      For capital adequacy        corrective action
                                    Actual                  purposes                  provisions
                           ----------------------------------------------------------------------------
     Capital Requirement       Amount      Ratio      Amount        Ratio        Amount        Ratio
     --------------------------------------------------------------------------------------------------
                                                       (Dollars in thousands)
     Total capital (to
      risk-weighted assets)   $11,582      14.9%       $6,239         8.0%        $7,799         10.0%
     Tier 1 capital (to
      risk-weighted assets)    10,866      13.9         3,120         4.0          4,679          6.0
     Tier 1 capital (to
      average assets) (1)      10,866      10.9         3,987         4.0          4,983          5.0

     --------------------------------------------------------------------------------------------------

     (1)  Based on average assets during the fourth quarter of 1999.

(10) Disclosures about fair values of financial instruments

     The following estimated fair values of financial instruments have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgement is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

     Cash and cash equivalents

     For these short-term instruments, the carrying amount is a reasonable estimate of fair value.

     Investment securities held to maturity

     Fair values of investment securities held to maturity are estimated based on quoted market prices.

     Federal Reserve stock

     For Federal Reserve stock held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                            REPUBLIC NATIONAL BANK

                         Notes to Financial Statements

                          December 31, 2000 and 1999


     Loans

     The fair value of loans was estimated based on the current market interest rates for similar loans, the remaining maturity, and credit risk. Approximately 42.3% of the Bank's loans have variable rates that generally change with market rates. Consequently, the estimated fair value of these variable rate loans approximates book value adjusted for anticipated losses as reflected by the allowance for credit losses. The fair value of fixed rate loans has been estimated by discounting estimated cash flows using current rates at which similar loans would be made.

     Deposits

     The fair value of demand deposits, savings accounts and certain money market deposits is the amount payable on demand at the reporting date. The fair value of certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

     Accrued interest receivable and payable

     The carrying amounts of accrued interest approximate their fair values.

     The estimated fair values of the Bank's financial instruments at December 31, 2000 and 1999 are as follows:

                                                     2000                    1999
-------------------------------------------------------------------------------------------
                                            Carrying     Fair       Carrying      Fair
                                             amount      value       amount       value
-------------------------------------------------------------------------------------------
                                                     (Dollars in thousands)
Financial assets:
   Cash and cash equivalents                $  18,114     18,114      $ 29,715    29,715
   Investment securities held to                3,477      3,483         3,987     3,931
    maturity
   Federal Reserve stock                          593        593           360       360
   Loans, net                                 181,723    183,994        70,917    71,178
   Accrued interest receivable                  1,153      1,153           428       428

Financial liabilities:
   Deposits                                 $ 190,097    192,473      $ 99,491    99,564
   Accrued interest payable                       459        459           144       144
===========================================================================================

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2000 and 1999. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been significantly revalued for purposes of these financial statements since these dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

                                                                    Exhibit 10.7
                                                                    ------------

                             FIRST AMENDMENT TO THE
                             REPUBLIC NATIONAL BANK
                             1998 STOCK OPTION PLAN

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Republic National Bank (the "Bank") presently maintains the Republic National Bank 1998 Stock Option Plan (the "Plan"); and

     WHEREAS, the Bank, pursuant to Section 7 of the Plan, has the right to amend the Plan from time to time subject to certain limitations.

     NOW, THEREFORE, in order to increase the number of shares of common stock, $1.00 par value, of the Bank ("Common Stock") reserved for issuance pursuant to the exercise of options granted or to be granted under the Plan, the Plan is hereby amended in the following manner:

     1. Effective as of the date this amendment is approved by the Board of Directors of the Bank (the "Board") and the holders of at least a majority of Common Stock, Section 3 of the Plan is hereby amended in its entirety to read as follows:

          SECTION 3.  Stock Reserved for the Plan.  Subject to adjustment as
                      ---------------------------
     provided in Section 6 hereof, the aggregate number of shares of Common Stock that may be optioned under the Plan is 324,000. The shares subject to the Plan shall consist of authorized but unissued shares of Common Stock and such number of shares shall be and is hereby reserved for sale for such purpose. Any of such shares which may remain unsold and which are not subject to outstanding options at the termination of the Plan shall cease to be reserved for the purpose of the Plan, but until termination of the Plan or the termination of the last of the options granted under the Plan, whichever last occurs, the Bank shall at all times reserve a sufficient number of shares to meet the requirements of the Plan. Should any option expire or be canceled prior to its exercise in full, the shares theretofore subject to such option may again be made subject to an option under the Plan.

     2. This First Amendment to the Plan was approved by the Board on the 18th day of April, 2000.

     IN WITNESS WHEREOF, the Bank has executed this First Amendment to the Republic National Bank 1998 Stock Option Plan on this 18th day of April, 2000.

                         REPUBLIC NATIONAL BANK


                         By:       /s/ C. P. Bryan
                                ----------------------------------------------
                         Name:  C. P. Bryan
                         Title: President and Chief Executive Officer